Exhibit 99.1

Sientra® Reports Second Quarter 2015 Financial Results

Highlights

•                  Second quarter total sales of $14.2 million, up 21.2% year-over-year

•                  Total sales for first six months 2015 of $26.6 million, up 21.4% year-over-year

•                  Sales organization expanded to 46 Plastic Surgery Consultants

•                  Cash and cash equivalents of $89.7 million as of June 30, 2015

Santa Barbara, CA — August 12, 2015 — Sientra, Inc. (NASDAQ: SIEN), a medical aesthetics company, today announced its financial results for the second quarter ended June 30, 2015.

Hani Zeini, Founder, President and Chief Executive Officer of Sientra, said, “We are pleased with the second quarter results highlighted by the over 21% total sales growth and continued market share gains resulting from the expansion of our sales coverage while increasing adoption of our differentiated breast implant technology by board-certified plastic surgeons.” Mr. Zeini continued, “We ended the quarter with a total of 46 Plastic Surgery Consultants and we are well on our way to meet our established target for the year.  Our sales organization continues to successfully leverage our comprehensive product portfolio to gain new customers and further penetrate existing accounts. We believe this continued commercial execution solidly positions us to fulfill our aspiration to build Sientra into a responsible global medical aesthetics leader and we remain on track to meet our full year 2015 guidance.”

Financial Review

Total sales for the quarter ended June 30, 2015 were $14.2 million, an increase of $2.5 million, or 21.2%, compared to total sales of $11.7 million for the same period in 2014. Total sales for the first six months ended June 30, 2015 were $26.6 million, an increase of 21.4%, compared to total sales of $21.9 million for the same period in 2014. The increase was primarily driven by sales of the Company’s breast products in the U.S. resulting from the expansion of the sales organization, increased marketing activities and greater familiarity with Sientra products by Board-certified plastic surgeons.

Gross profit for the second quarter of 2015 was $10.3 million, or 72.3% of total sales, compared to gross profit of $8.8 million, or 75.4% of total sales, for the same period in 2014. Gross profit for the six months ended June 30, 2015 was $19.5 million, or 73.1% of total sales, compared to gross profit of $16.5 million, or 75.1% of total sales, for the same period in 2014. The decrease in gross margins was primarily due to manufacturing cost increases and targeted pricing programs in the periods.

Operating expenses for the second quarter of 2015 were $12.4 million, an increase of $2.3 million, or 23.4%, compared to operating expenses of $10.0 million for the same period in 2014.  For the six months ended June 30, 2015, operating expenses totaled $24.2 million, an increase of $5.1 million, or 27.0%, compared to operating expenses of $19.1 million for the same period in 2014. The increase was primarily due to greater employee headcount, including the expanded sales organization, in addition to increases in research and development and costs associated with being a public company.

Net loss for the second quarter of 2015 was $3.0 million, compared to $0.2 million for the same period in 2014. For the six months ended June 30, 2015, net loss was $6.4 million compared to $1.2 million in the same period in 2014.

The Company had $89.7 million in cash and cash equivalents as of June 30, 2015.

Conference Call

Sientra will hold a conference call today at 1:30 p.m. PT/4:30 p.m. ET to discuss the results. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 89967624.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting today at 4:30 p.m. PT/7:30 p.m. ET, through August 13, 2015 at 8:59 p.m. PT/11:59 p.m. ET.  To access the replay, dial (855) 859-2056   for domestic callers and (404) 537-3406 for international callers, and use the replay conference ID 89967624.  The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs.  The Company also offers a range of other aesthetic and specialty products.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the future performance of Sientra that are based on management’s current assumptions and expectations of future events and trends and involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Sientra’s ability to successfully commercialize its products, market acceptance of its products, market opportunities and ability to achieve expected growth, sales and financial results and such statements are subject to risks and uncertainties. The Company’s business, strategy, operations or financial performance, and actual results may differ materially from those predicted or implied, and reported results should not be considered as an indication of our future performance. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s short operating history, the Company’s ability to generate sufficient revenue and maintain profitability, the Company’s reliance on sales of its breast products, reliance on sole-source manufacturing, and the competitive and regulatory environment. All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements.

More information about factors that could affect the Company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Quarterly Report on Form 10-Q at http://investors.sientra.com/financial-info/sec-filings/default.aspx or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the Company on the date hereof, and except to the extent required by law, Sientra assumes no obligation to update such statements.

Investor Contacts:

The Ruth Group

Nick Laudico

(646) 536-7030

IR@Sientra.com

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$14,206	11,719	$26,640	21,947
Cost of goods sold	3,937	2,881	7,174	5,455
Gross profit	10,269	8,838	19,466	16,492
Operating expenses:
Sales and marketing	6,951	6,289	13,805	11,863
Research and development	1,497	1,112	2,753	2,305
General and administrative	3,943	2,641	7,664	4,908
Total operating expenses	12,391	10,042	24,222	19,076
Loss from operations	(2,122)	(1,204)	(4,756)	(2,584)
Other (expense) income, net:
Interest income	7	—	7	—
Interest expense	(671)	(411)	(1,339)	(842)
Other (expense) income, net	(206)	1,455	(288)	2,264
Total other (expense) income, net	(870)	1,044	(1,620)	1,422
Loss before income taxes	(2,992)	(160)	(6,376)	(1,162)
Income taxes	—	—	—	—
Net loss	$(2,992)	$(160)	$(6,376)	$(1,162)
Basic and diluted net loss per share attributable to common stockholders	$(0.20)	$(0.77)	$(0.43)	$(5.58)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	14,931,931	208,799	14,927,558	208,294

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$89,659	$96,729
Accounts receivable, net	6,936	5,198
Inventories, net	19,814	20,174
Prepaid expenses and other current assets	2,427	1,782
Total current assets	118,836	123,883
Property and equipment, net	985	555
Goodwill	14,278	14,278
Other intangible assets, net	83	114
Other assets	231	248
Total assets	$134,413	$139,078
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$8,441	$3,757
Accounts payable	2,067	2,589
Accrued and other current liabilities	6,691	5,772
Customer deposits	8,198	8,614
Total current liabilities	25,397	20,732
Long-term debt, net of current portion	17,245	21,671
Warranty reserve and other long-term liabilities	1,334	1,036
Total liabilities	43,976	43,439
Stockholders’ equity:
Total stockholders’ equity	90,437	95,639
Total liabilities and stockholders’ equity	$134,413	$139,078